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                                                               EXHIBIT 23.6

                      CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Quando, Inc.:

We consent to the use of our report dated August 18, 1998 included in the Proxy Statement/ Prospectus on Form S-4A filed on or about December 30, 1998 of Infoseek, Inc. relating to the balance sheets of Quando, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997 and to the reference to our firm under the heading "Experts" in the Information Statement/Prospectus.

Our report dated August 18, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          /s/ KPMG PEAT MARWICK LLP
                                          -------------------------------------

                                          KPMG Peat Marwick LLP

Portland, Oregon

December 30, 1998